Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-213637, 333-124772, 333-124178) on Form S-8 of Trustmark Corporation as of our report dated February 19, 2025 relating to the consolidated balance sheets of Trustmark Corporation and subsidiaries as of December 31, 2024, and 2023 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the three-year period ended December 31, 2024, and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Trustmark Corporation and subsidiaries for the year ended December 31, 2024.

/s/ Crowe LLP

Fort Lauderdale, Florida

February 19, 2025